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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 5, 2007

MARKWEST HYDROCARBON, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-14841 (Commission File Number)	84-1352233 (I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 2, Suite 700, Denver, CO 80202
(Address of principal executive offices)

Registrant's telephone number, including area code: 303-925-9200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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  Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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  Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Agreement and Plan of Redemption and Merger

        Redemption and Merger Agreement.    On September 5, 2007, MarkWest Hydrocarbon, Inc. ("MarkWest Hydrocarbon") announced that it had entered into an Agreement and Plan of Redemption and Merger (the "Merger Agreement") by and among the MarkWest Energy Partners L.P. (the "Partnership"), MarkWest Hydrocarbon, Inc. and MWEP, L.L.C., pursuant to which MarkWest Hydrocarbon will be merged into the Partnership. In the transaction, the incentive distribution rights in the Partnership will be extinguished and MarkWest Hydrocarbon will become a direct, wholly-owned subsidiary of the Partnership. Additionally, upon closing of the transactions contemplated by the Merger Agreement, the Partnership will separately acquire interests in the general partner of MarkWest Energy Partners currently held by key management employees.

        Under the terms of the agreement, MarkWest Hydrocarbon shareholders will receive aggregate consideration of approximately 15.4 million common units representing limited partner interests in the Partnership ("Common Units") and cash of $240 million. All MarkWest Hydrocarbon shareholders may elect to receive the stated consideration of 1.285 Common Units of the Partnership plus $20.00 of cash, on a per share basis, or may elect to receive all cash, all Common Units, or a combination thereof, subject to pro ration and an equalization formula. The Merger Agreement provides that shares to be exchanged for cash in the transaction will be redeemed by MarkWest Hydrocarbon immediately prior to the merger.

        The terms of the Merger Agreement were unanimously approved by the conflicts committee, comprised of independent directors, appointed by the board of directors of the Partnership's general partner, MarkWest Energy, GP L.L.C. (the "General Partner"), and by the deal committee, comprised of independent directors, appointed by the board of directors of MarkWest Hydrocarbon. Subsequently, with the recommendations of the conflicts committee and the deal committee, respectively, the board of directors of both the General Partner of the Partnership and MarkWest Hydrocarbon unanimously approved the transaction. Additionally, the major shareholder of MarkWest Hydrocarbon has executed a voting agreement in support of the proposed transaction.

        The Merger Agreement contains a 30-day "go-shop" provision pursuant to which MarkWest Hydrocarbon may initiate, solicit or encourage acquisition proposals from third parties as well as enter into negotiations relating to an acquisition proposal during such period. After that period, the Company is subject to a "no-solicitation" provision, which restricts its ability to solicit, discuss or negotiate competing proposals, other than with persons that have made a takeover proposal during the go-shop period that the Company's Board of Directors (the "Board") determines in good faith is bona fide and constitutes, or could reasonably be expected to result in, a "Superior Proposal" as defined in the Merger Agreement (each such person an "Excluded Party"). The no-shop restriction does not apply to any party that submits a written takeover proposal after the go-shop period that the Board determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal, and that failure to enter into discussions or negotiations with such party could be inconsistent with the Board's fiduciary duties.

        The Partnership may terminate the Merger Agreement and would pay a termination fee of $15 million in the event that MarkWest Hydrocarbon terminates the Merger Agreement because the Partnership effects a change in recommendation. MarkWest Hydrocarbon may terminate the Merger agreement and would pay a termination fee of $7.5 million if the Merger Agreement is terminated with respect to a deal entered into during the go shop period or with an Excluded Party and $15 million if the Merger Agreement is terminated with respect to any other Superior Proposal or any breach by MarkWest Hydrocarbon of the non-solicitation provisions. In each case, the amount of fee is subject to reduction/repayments based on the amount that the Partnership can take into its gross revenues without exceeding the permissible qualifying income limits for a publicly traded partnership. MarkWest

Hydrocarbon will not participate in any distribution from the Partnership on its Partnership common units relating to any termination fee that it receives.

        Either party may also terminate the Merger Agreement if (i) the Partnership or MarkWest Hydrocarbon breaches certain representations, warranties, obligations or other agreements contained in the Merger Agreement or (ii) in certain circumstances, the Partnership and MarkWest Hydrocarbon fail to effect the closing and/or satisfy their obligations regarding payment of the merger consideration. Upon such termination, the Partnership or MarkWest Hydrocarbon may be obligated to pay up to $6 million of the expenses of the other party under certain other circumstances.

        The merger is subject to customary closing conditions including, among other things, (1) approval by the affirmative vote or consent of at least a unit majority (as such term is defined in the agreement of limited partnership of the Partnership) of the holders of the outstanding Common Units in the Partnership, (2) approval by the affirmative vote or consent of at least a majority of the holders of outstanding common shares in MarkWest Hydrocarbon, (3) receipt of applicable regulatory approvals, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (4) effectiveness of a registration statement on Form S-4 with respect to the issuance of the Partnership's Common Units in connection with the Merger, (5) approval for listing the Common Units of the Partnership to be issued in connection with the Merger on the New York Stock Exchange and (6) closing of the related transactions contemplated by the Merger Agreement.

        The foregoing description of the transaction and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 10.1 hereto and is incorporated into this report by reference.

        In connection with the Merger Agreement, MarkWest Hydrocarbon entered into an Exchange Agreement (the "Exchange Agreement") with the Partnership and the General Partner, pursuant to which (i) MarkWest Hydrocarbon agreed to exchange with the Partnership, 4,938,992 Common Units owned by MarkWest Hydrocarbon in return for 5,900,000 Class A units in the Partnership; and (ii) the General Partner agreed to exchange with the Partnership all of the Incentive Distribution Rights (as defined in the Partnerships' Second Amended and Restated Partnership Agreement, dated February 28, 2007 (the "Partnership Agreement")) and the entire economic interest in the Partnership included in the General Partner Interest (as defined in the Partnership Agreement) for 18,506,132 Class A units in the Partnership, upon closing of the transactions contemplated by the Merger Agreement. In addition, in connection with the Merger Agreement, the Partnership entered into a Class B Membership Interest Contribution Agreement (the "Contribution Agreement") with sellers named therein, pursuant to which the sellers agreed to contribute to the Partnership their Class B Membership Interests in the General Partner in exchange for cash and common units in the Partnership. The Partnership also entered into a Voting Agreement (the "Voting Agreement") with John M. Fox and MWHC Holding, Inc. in connection with the Merger Agreement.

        The foregoing descriptions of the Exchange Agreement, the Contribution Agreement and the Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the Exchange Agreement, the Contribution Agreement and the Voting Agreement, which are filed as Exhibits 10.2, 10.3 and 10.4 hereto, respectively, and are incorporated into this report by reference.

  Cautionary Statements

        The Merger Agreement has been included to provide investors with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among the Parties thereto with respect to the transactions described above, the Merger Agreement is not intended to be a source of factual, business or operational information about the Parties.

        The representations, warranties and covenants made by the Parties in the Merger Agreement are qualified and limited, including by information in the schedules referenced in the Merger Agreement that the Partnership delivered in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. These representations and warranties may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this filing. Accordingly, they should not be relied upon as statements of factual information. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Partnership or its affiliates.

        This report is being made in respect of a proposed merger transaction involving the Partnership, MarkWest Hydrocarbon and MWEP, L.L.C. In connection with the transaction, MarkWest Hydrocarbon and the Partnership will file a joint proxy statement/prospectus and other documents with the Securities and Exchange Commission (SEC) in relation to this transaction. Before making any voting or investment decision, security holders are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction.

        The final proxy statement will be mailed to MarkWest Hydrocarbon's shareholders and the Partnership's unit holders. In addition, the proxy statement and other documents will be available free of charge at the SEC's Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at MarkWest's web site, www.markwest.com, or by contacting Investor Relations, at telephone number (866) 858-0482.

        The Partnership and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding the Partnership's directors and executive officers is detailed in its annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.

        This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

ITEM 8.01 OTHER EVENTS.

        On September 5, 2007, the Registrant (1) issued a Press Release regarding the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.

        All of the forgoing materials are incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

  (d)
  Exhibits.

Exhibit No.	Description of Exhibit
10.1	Agreement and Plan of Redemption and Merger, dated as of September 5, 2007, by and among MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and MWEP, L.L.C.
10.2	Exchange Agreement, dated as of September 5, 2007, by and among MarkWest Hydrocarbon, Inc., MarkWest Energy Partners, L.P. and MarkWest Energy, GP L.L.C.
10.3	Voting Agreement, dated as of September 5, 2007, by and among MarkWest Energy Partners, L.P., John M. Fox and MWHC Holding, Inc.
10.4	Class B Membership Interest Contribution Agreement, dated as of September 5, 2007, by and among MarkWest Energy Partners, L.P. and the sellers name therein
99.1	Press release dated September 5, 2007 announcing MarkWest Energy Partners to Merge with MarkWest Hydrocarbon

SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST HYDROCARBON, INC. (Registrant)
	By:	MarkWest Hydrocarbon, Inc.
Date: September 6, 2007	By:	/s/ NANCY K. BUESE Nancy K. Buese Senior Vice President and Chief Financial Officer

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  ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
  ITEM 8.01 OTHER EVENTS.
  ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE